UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ASAP EXPO, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	20-2934409
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9436 Jacob Lane Rosemead, California	91731
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock Shares	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ❒

Securities Act registration statement file number to which this form relates:	N/A (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:	None

Item 1.
Description of Registrant’s Securities to be Registered

ASAP Expo, Inc.’s (“ASAP Expo” or the “Company”) authorized capital consists of forty-five million (45,000,000) shares of common stock, par value of $.001 per shares, of which three hundred thousand one thousand sixty one (300,161) are issued and outstanding.  The Articles of Incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of ASAP Expo’s common stock.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of ASAP Expo’s common stock are issued, the relative interests of the existing shareholders may be diluted.

COMMON STOCK

Voting Rights.  Each holder of shares of common stock is entitled to one vote for each share of common stock for the election of directors and on each other matter submitted to a vote of the stockholders of ASAP Expo.  The holders of common stock have exclusive voting power on all matters at any time.

Liquidation Rights.  Upon liquidation, dissolution or winding up of ASAP Expo, holders of shares of common stock are entitled to share ratably in distributions of any assets after payment in full or provisions for all amounts due creditors and provision for any liquidation preference of any other class or series of stock of ASAP Expo then outstanding.

Dividends.  Dividends may be declared by the Board of Directors and paid from time to time to the holders of common stock, on such record dates as may be determined by the Board of Directors, out of the net profits or surplus of ASAP Expo.

Item 2:	Exhibits

EXHIBIT NO.	DESCRIPTION
3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the Commission on February 12, 2008 (Registration Number 333-149179)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ASAP Expo, Inc.

By:	/S/ Frank S. Yuan
Name:	Frank S. Yuan
Title:	Director and Chief Executive Officer

Date: April 29, 2009